CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$400,000	$28.52

Pricing Supplement no. 999 To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 108-A-II dated December 2, 2008	Registration Statement No. 333-155535 Dated December 13, 2010 Rule 424(b)(2)

Structured Investments	$400,000 10.00% per annum Upside Auto Callable Reverse Exchangeable Notes due December 16, 2011 Linked to the Common Stock of Whirlpool Corporation

General

  The notes are designed for investors who seek a higher interest rate than either the current dividend yield on the Reference Stock or the yield on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors should be willing to forgo the potential to participate in the appreciation in the Reference Stock, to accept the risks of owning equities in general and the common stock of Whirlpool Corporation, in particular, to assume the risk that the notes will be automatically called and the investors will receive less interest than if the notes are not automatically called and, if the notes are not automatically called, to lose some or all of their principal at maturity.
  If the notes are not automatically called, the notes will pay 10.00% per annum interest over the term of the notes. However, the notes do not guarantee any return of principal at maturity. Instead, if the notes are not automatically called, the payment at maturity will be based on the Final Share Price of the Reference Stock and whether the closing price of the Reference Stock is less than the Initial Share Price by more than the Protection Amount ($29.953 initially) on any day during the Monitoring Period, as described below. If the notes are automatically called, you will receive, for each $1,000 principal amount note, $1,000 plus accrued and unpaid interest. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing December 16, 2011*
  If the notes are not automatically called, payment at maturity for each $1,000 principal amount note will be either a cash payment of $1,000 or delivery of shares of the Reference Stock (or, at our election, the Cash Value thereof), in each case, together with any accrued and unpaid interest, as described below.
  Minimum denominations of $1,000 and integral multiples thereof

Key Terms

Reference Stock:	The common stock, par value $1.00 per share, of Whirlpool Corporation (New York Stock Exchange symbol “WHR”). We refer to Whirlpool Corporation as “Whirlpool.”
Interest Rate:

• 10.00% per annum if the notes are not automatically called; or
• if the notes are automatically called:
    • 2.50% if the notes are automatically called on the first Call Date;
    • 5.00% if the notes are automatically called on the second Call Date;
    • 7.50% if the notes are automatically called on the third Call Date; or
    • 10.00% if the notes are automatically called on the final Call Date, in each case equivalent to 10.00% per annum, paid monthly and calculated on a 30/360 basis.

Automatic Call:	If on any of the four (4) Call Dates, the closing price of the Reference Stock is greater than the Initial Share Price, the notes will be automatically called on that Call Date.
Payment if Called:

If the notes are automatically called, on the applicable Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest to but excluding that Call Settlement Date.

Protection Amount:	$29.953, which is equal to 35.00% of the Initial Share Price, subject to adjustments
Pricing Date:	December 13, 2010
Settlement Date:	On or about December 16, 2010
Call Dates*:	March 11, 2011 (first Call Date), June 13, 2011 (second Call Date), September 13, 2011 (third Call Date) and December 13, 2011 (final Call Date, which is also the Observation Date)
Call Settlement Dates*:

March 16, 2011 (first Call Settlement Date), June 16, 2011 (second Call Settlement Date), September 16, 2011 (third Call Settlement Date) and December 16, 2011 (final Call Settlement Date, which is also the Maturity Date), each of which is the third business day after the applicable Call Date specified above, provided that the final Call Settlement Date is the Maturity Date.

Observation Date*:	December 13, 2011
Maturity Date*:	December 16, 2011
CUSIP:	48124A5N3
Interest Payment Dates:

Interest on the notes will be payable monthly in arrears on the 16th calendar day of each month (each such day, an “Interest Payment Date”), commencing January 18, 2011, to and including the Maturity Date, unless the notes are automatically called. If the notes are automatically called, interest will accrue to but excluding the applicable Call Settlement Date, and will be payable on each Interest Payment Date occurring before the applicable Call Settlement Date and on the applicable Call Settlement Date. See “Selected Purchase Considerations — Monthly Interest Payments” in this pricing supplement for more information.

Payment at Maturity:

If the notes are not automatically called, the payment at maturity, in excess of any accrued and unpaid interest, will be based on the performance of the Reference Stock. If the notes are not automatically called, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest at maturity, unless:

(1) the Final Share Price is less than the Initial Share Price; and

(2) on any day during the Monitoring Period, the closing price of the Reference Stock is less than the Initial Share Price by more than the Protection Amount.

If the notes are not automatically called and the conditions described in both (1) and (2) are satisfied, at maturity you will receive, in addition to any accrued and unpaid interest, instead of the principal amount of your notes, the number of shares of the Reference Stock equal to the Physical Delivery Amount (or, at our election, the Cash Value thereof). Fractional shares will be paid in cash. The market value of the Physical Delivery Amount or the Cash Value thereof will most likely be substantially less than the principal amount of your notes, and may be zero.

Monitoring Period:	The period from the Pricing Date to and including the Observation Date
Physical Delivery Amount:	11.6850 shares of the Reference Stock, per $1,000 principal amount note, which is the number of shares equal to $1,000 divided by the Initial Share Price, subject to adjustments
Cash Value:	The product of (1) $1,000 divided by the Initial Share Price and (2) the Final Share Price, subject to adjustments.
Initial Share Price:

$85.58, the closing price of the Reference Stock on the Pricing Date. The Initial Share Price is subject to adjustments in certain circumstances. See “Description of Notes — Payment at Maturity” and “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 108-A-II for further information about these adjustments.

Final Share Price:	The closing price of the Reference Stock on the Observation Date
*

Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Automatic Call” or “Description of Notes — Payment at Maturity,” as applicable, in the accompanying product supplement no. 108-A-II

Investing in the Upside Auto Callable Reverse Exchangeable Notes involves a number of risks. See “Risk Factors” beginning on page PS-7 of the accompanying product supplement no. 108-A-II and “Selected Risk Considerations” beginning on page PS-2 of this pricing supplement.

Neither the SEC nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us

Per note	$1,000	$38.50	$961.50

Total	$400,000	$15,400	$384,600

(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.
(2)

J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission of $38.50 per $1,000 principal amount note and will use a portion of that commission to allow selling concessions to other affiliated or unaffiliated dealers of $23.50 per $1,000 principal amount note. The concessions of $23.50 per $1,000 principal amount note include concessions to be allowed to selling dealers and concessions to be allowed to any arranging dealer. This commission includes the projected profits that our affiliates expect to realize, some of which have been allowed to other unaffiliated dealers, for assuming risks inherent in hedging our obligations under the notes. See “Plan of Distribution” beginning on page PS-37 of the accompanying product supplement no. 108-A-II.

The agent for this offering, JPMS, is an affiliate of ours. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

December 13, 2010

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 108-A-II dated December 2, 2008. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 108-A-II, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 108-A-II dated December 2, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005840/e33746_424b2.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Selected Purchase Considerations

  THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The notes will pay (1) if the notes are not automatically called, 10.00% per annum interest over the term of the notes, or (2) if the notes are automatically called: (i) 2.50% if called on the first Call Date, (ii) 5.00% if called on the second Call Date; (iii) 7.50% if called on the third Call Date or (iv) 10.00% if called on the final Call Date, in each case equivalent to 10.00% per annum interest, from the issue date to but excluding the applicable Call Settlement Date, each of which we believe is higher than the yield received on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating. Because the notes are our senior unsecured obligations, any interest payment or any payment at maturity is subject to our ability to pay our obligations as they become due.
  MONTHLY INTEREST PAYMENTS — The notes offer monthly interest payments at a rate of (1) if the notes are not automatically called, 10.00% per annum interest over the term of the notes, or (2) if the notes are automatically called, (i) 2.50% if called on the first Call Date, (ii) 5.00% if called on the second Call Date; (iii) 7.50% if called on the third Call Date or (iv) 10.00% if called on the final Call Date, in each case equivalent to 10.00% per annum interest, from the issue date to but excluding the applicable Call Settlement Date. Interest will be payable monthly in arrears on the 16th calendar day of each month (each such day, an “Interest Payment Date”), commencing January 18th, 2011, to and including the Maturity Date, unless the notes are automatically called. If the notes are automatically called, interest will accrue to but excluding the applicable Call Settlement Date, and will be payable on each Interest Payment Date occurring before the applicable Call Settlement Date and on the applicable Call Settlement Date. Interest will be payable to the holders of record at the close of business on the date 15 calendar days prior to the applicable Interest Payment Date or applicable Call Settlement Date. If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment. For example, the monthly Interest Payment Date for January 2011 is January 16, 2011, but due to January 16, 2011 being a Sunday and January 17, 2011 being a public holiday, payment of interest with respect to that Interest Payment Date will be made on January 18, 2011, the next succeeding business day.
  POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing price of the Reference Stock is greater than the Initial Share Price on any of the four (4) Call Dates, your notes will be automatically called prior to the maturity date. Under these circumstances, on the applicable Call Settlement Date, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the applicable Call Settlement Date.
  THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES ARE NOT AUTOMATICALLY CALLED — If the notes are not automatically called, we will pay you your principal back at maturity so long as the Final Share Price is not less than the Initial Share Price or the closing price of the Reference Stock is not less than the Initial Share Price by more than the Protection Amount ($30.7825 initially) on any day during the Monitoring Period. However, if the notes are not automatically called, if the Final Share Price is less than the Initial Share Price and the closing price of the Reference Stock on any day during the Monitoring Period is less than the Initial Share Price by more than the Protection Amount ($30.7825 initially), you could lose the entire principal amount of your notes.
  TAX TREATMENT AS A UNIT COMPRISING A PUT OPTION AND A DEPOSIT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 108-A-II. We and you agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat the notes for U.S. federal income tax purposes as units comprising: (i) a Put Option written by you that is automatically terminable in circumstances where an Automatic Call occurs and that, if not terminated, requires you to purchase the Reference Stock (or, at our option, the Cash Value thereof) from us at maturity under circumstances where the payment at maturity is the Physical Delivery Amount and (ii) a Deposit of $1,000 per $1,000 principal amount note to secure your potential obligation to purchase the Reference Stock. We intend to treat 8.80% of each coupon payment as interest on the Deposit and the remainder as Put Premium. Assuming this characterization is respected, amounts treated as interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to maturity or sale, including as a result of an

JPMorgan Structured Investments — Upside Auto Callable Reverse Exchangeable Notes Linked to the Common Stock of Whirlpool Corporation	PS-1

Automatic Call. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative characterizations, as well as the allocation of the purchase price of the notes between the Deposit and the Put Option.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 108-A-II dated December 2, 2008.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal if the notes are not automatically called. If the notes are not automatically called, the payment at maturity will be based on the Final Share Price and whether the closing price of the Reference Stock is less than the Initial Share Price by more than the Protection Amount ($29.953 initially) on any day during the Monitoring Period. Under certain circumstances, you will receive at maturity a predetermined number of shares of the Reference Stock (or, at our election, the Cash Value thereof). The market value of those shares of the Reference Stock or the Cash Value thereof will most likely be less than the principal amount of each note and may be zero. Accordingly, you could lose up to the entire principal amount of your notes.
  THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — The notes will be automatically called before maturity if the closing price of the Reference Stock is greater than the Initial Share Price on any of the four (4) Call Dates. Under these circumstances, the amount of interest payable on the notes will be less than the full amount of interest that would have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus accrued and unpaid interest to but excluding the applicable Call Settlement Date.
  YOUR PROTECTION MAY TERMINATE ON ANY DAY DURING THE TERM OF THE NOTES — If the notes are not automatically called and, on any day during the Monitoring Period, the closing price of the Reference Stock is less than the Initial Share Price minus the Protection Amount ($29.953 initially), you will be fully exposed to any depreciation in the Reference Stock. We refer to this feature as a contingent buffer. Under these circumstances, and if the Final Share Price is less than the Initial Share Price, you will receive at maturity a predetermined number of shares of Reference Stock (or, at our election, the Cash Value thereof) and, consequently, you will lose 1% of the principal amount of your investment for every 1% that the Final Share Price is less than the Initial Share Price. You will be subject to this potential loss of principal even if the closing price of the Reference Stock subsequently recovers such that it is greater than the Initial Share Price minus the Protection Amount ($29.953 initially). If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus accrued and unpaid interest at maturity. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.
  CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity or on any Call Settlement Date and on the Interest Payment Dates, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We and/or our affiliates may also currently or from time to time engage in business with Whirlpool, including extending loans to, or making equity investments in, Whirlpool or providing advisory services to Whirlpool. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to Whirlpool, and these reports may or may not recommend that investors buy or hold the Reference Stock. As a prospective purchaser of the notes, you should undertake an independent investigation of Whirlpool as in your judgment is appropriate to make an informed decision with respect to an investment in the notes.
  REINVESTMENT RISK — If your notes are automatically called early, the term of the notes may be reduced to as short as three months and you will not receive interest payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.
  SINGLE STOCK RISK — The price of the Reference Stock can fall sharply due to factors specific to the Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

JPMorgan Structured Investments — Upside Auto Callable Reverse Exchangeable Notes Linked to the Common Stock of Whirlpool Corporation	PS-2

  CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity, if any, or upon an automatic call described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you.
  This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those referred to under “Many Economic and Market Factors Will Influence the Value of the Notes” below.
  The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  PROTECTION AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY — Assuming the notes are not automatically called, we will pay you your principal back at maturity only if the closing price of the Reference Stock is not less than the Initial Share Price by more than the Protection Amount ($29.953 initially) on any day during the Monitoring Period or the Final Share Price is equal to or greater than the Initial Share Price. If the notes are not automatically called and the closing price of the Reference Stock is less than the Initial Share Price by more than the Protection Amount ($29.953 initially) on any day during the Monitoring Period, you will be fully exposed at maturity to any decline in the market price of the Reference Stock.
  VOLATILITY RISK — Greater expected volatility with respect to the Reference Stock indicates a greater likelihood as of the Pricing Date that the Reference Stock could close below the Initial Share Price by more than the Protection Amount ($29.953 initially) on any day during the Monitoring Period. The Reference Stock’s volatility, however, can change significantly over the term of the notes. The closing price of the Reference Stock could fall sharply on any day during the Monitoring Period, which could result in a significant loss of principal.
  YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF THE REFERENCE STOCK — If the notes are not automatically called, unless (i) the Final Share Price is less than the Initial Share Price and (ii) on any day during the Monitoring Period, the closing price of the Reference Stock is less than the Initial Share Price, by more than the Protection Amount ($29.953 initially), for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of the Reference Stock, which may be significant. If the notes are automatically called, for each $1,000 principal amount note, you will receive $1,000 on the applicable Call Settlement Date plus any accrued and unpaid interest, regardless of the appreciation in the value of the Reference Stock, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Reference Stock during the term of the notes.
  NO OWNERSHIP RIGHTS IN THE REFERENCE STOCK — As a holder of the notes, you will not have any ownership interest or rights in the Reference Stock, such as voting rights or dividend payments. In addition, the Reference Stock issuer will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stock and the notes.
  NO AFFILIATION WITH WHIRLPOOL CORPORATION — We are not affiliated with Whirlpool. We assume no responsibility for the adequacy of the information about Whirlpool contained in this pricing supplement or in product supplement no. 108-A-II. You should undertake your own investigation into the Reference Stock and Whirlpool. We are not responsible for Whirlpool’s public disclosure of information, whether contained in SEC filings or otherwise.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
  HEDGING AND TRADING IN THE REFERENCE STOCK — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stock or instruments related to the Reference Stock. We or our affiliates may also trade in the Reference Stock or instruments related to the Reference Stock from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect the likelihood of an automatic call or our payment to you at maturity.
  MANY ECONOMIC AND MARKET FACTORS WILL INFLUENCE THE VALUE OF THE NOTES — In addition to the value of the Reference Stock and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. 108-A-II.

JPMorgan Structured Investments — Upside Auto Callable Reverse Exchangeable Notes Linked to the Common Stock of Whirlpool Corporation	PS-3

The Reference Stock

Public Information

All information contained herein on the Reference Stock and on Whirlpool is derived from publicly available sources and is provided for informational purposes only. According to its publicly available filings with the SEC, Whirlpool manufactures and markets major home appliances. The common stock of Whirlpool, par value $1.00 per share, is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Whirlpool in the accompanying product supplement no. 108-A-II. Information provided to or filed with the SEC by Whirlpool pursuant to the Exchange Act can be located by reference to SEC file number 001-03932, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Reference Stock

The following graph sets forth the historical performance of the Reference Stock based on the weekly closing price (in U.S. dollars) of the Reference Stock from January 7, 2005 through December 10, 2010. The closing price of the Reference Stock on December 13, 2010 was $85.58. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since its inception, the Reference Stock has experienced significant fluctuations. The historical performance of the Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the Reference Stock during the term of the notes. We cannot give you assurance that the performance of the Reference Stock will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Whirlpool will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Reference Stock.

JPMorgan Structured Investments — Upside Auto Callable Reverse Exchangeable Notes Linked to the Common Stock of Whirlpool Corporation	PS-4

Examples of Hypothetical Payments at Maturity or Upon an Automatic Call for Each $1,000 Principal Amount Note

The following table illustrates hypothetical payments at maturity or upon an automatic call on a $1,000 investment in the notes, based on a range of hypothetical Final Share Prices and closing prices on any of the Call Dates and assuming that the closing price of the Reference Stock performs in the manner set forth in the column entitled “Hypothetical lowest closing price during the Monitoring Period.” The numbers appearing in the following table and examples have been rounded for ease of analysis. For this table of hypothetical payments at maturity or upon an automatic call, we have also assumed the following:

• the Initial Share Price:	$86.00	• the Protection Amount (in U.S. dollars): $30.10
• the Interest Rate:	10.00% per annum if the note is held to maturity
	2.50% (equivalent to 10.00% per annum) if the note is automatically called on the first Call Date
	5.00% (equivalent to 10.00% per annum) if the note is automatically called on the second Call Date
	7.50% (equivalent to 10.00% per annum) if the note is automatically called on the third Call Date
	10.00% (equivalent to 10.00% per annum) if the note is automatically called on the final Call Date
Hypothetical lowest closing price during the Monitoring Period	Hypothetical highest closing price on any of the Call Dates	Hypothetical Final Share Price	Payment at Maturity**	Payment on the applicable Call Settlement Date**	Total Value of Payment Received at Maturity or on the applicable Call Settlement Date**
$81.70	$86.00	$86.00	$1,000.00	N/A	$1,000.00
$86.00	$172.00	N/A	N/A	$1,000.00	$1,000.00
$43.00	$86.00	$86.00	$1,000.00	N/A	$1,000.00
$43.00	$90.30	N/A	N/A	$1,000.00	$1,000.00
$86.00	$86.00	$86.00	$1,000.00	N/A	$1,000.00
$55.90	$68.80	$55.90	$1,000.00	N/A	$1,000.00
$43.00	$86.00	$81.70	11 shares of the Reference Stock or the Cash Value thereof	N/A	$950.00
$43.00	$60.20	$43.00	11 shares of the Reference Stock or the Cash Value thereof	N/A	$500.00
$21.50	$43.00	$21.50	11 shares of the Reference Stock or the Cash Value thereof	N/A	$250.00
$0.00	$25.80	$0.00	11 shares of the Reference Stock or the Cash Value thereof	N/A	$0.00
**

Note that you will receive at maturity or on the applicable Call Settlement Date, as applicable, accrued and unpaid interest in cash, in addition to (1) at maturity, either shares of the Reference Stock (or, at our election, the Cash Value thereof) or the principal amount of your note in cash or (2) on the applicable Call Settlement Date, $1,000 in cash. Also note that if you receive the Physical Delivery Amount at maturity, the total value of payment received at maturity shown in the table above includes the value of any fractional shares, which will be paid in cash.

The following examples illustrate how the total value of payments received at maturity or on the applicable Call Settlement Date, as applicable, set forth in the table above are calculated.

Example 1: The closing price of the Reference Stock on the first Call Date is $90.30. Because the closing price of the Reference Stock of $90.30 on the first Call Date is greater than the Initial Share Price of $86.00, the notes are automatically called and you will receive a payment on the first Call Settlement Date of $1,000 per $1,000 principal amount note.

Example 2: The highest closing price of the Reference Stock on any of the Call Dates is $86.00, the lowest closing price of the Reference Stock during the Monitoring Period is $43.00 and the Final Share Price is $86.00. Because the highest closing price of the Reference Stock of $86.00 on any of the Call Dates is not greater than the Initial Share Price of $86.00, the notes are not automatically called. Because the Final Share Price of $86.00 is not less than the Initial Share Price of $86.00, you will receive a payment at maturity of $1,000 per $1,000 principal amount note, even though the closing price of the Reference Stock is less than the Initial Share Price of $86.00 by more than the Protection Amount on at least one day during the Monitoring Period.

Example 3: The highest closing price of the Reference Stock on any of the Call Dates is $86.00, the lowest closing price of the Reference Stock during the Monitoring Period is $43.00 and the Final Share Price is $81.70. Because the highest closing price of the Reference Stock of $86.00 on any of the Call Dates is not greater than the Initial Share Price of $86.00, the notes are not automatically called. Because the Final Share Price of $81.70 is less than the Initial Share Price of $86.00 and the closing price of the Reference Stock is less than the Initial Share Price of $86.00 by more than the Protection Amount on at least one day during the Monitoring Period, you will receive the Physical Delivery Amount, or at our election, the Cash Value thereof, at maturity. Because the Final Share Price of the Reference Stock is $81.70, the total value of your final payment at maturity, whether in cash or shares of the Reference Stock, is $950.00.

JPMorgan Structured Investments — Upside Auto Callable Reverse Exchangeable Notes Linked to the Common Stock of Whirlpool Corporation	PS-5

Example 4: The highest closing price of the Reference Stock on any of the Call Dates is $60.20, and the closing price of the Reference Stock is not less than the Initial Share Price by more than the Protection Amount on any day during the Monitoring Period prior to the Observation Date. However, the closing price of the Reference Stock on the Observation Date is $43.00, a decline from the Initial Share Price of more than the Protection Amount. Because the highest closing price of the Reference Stock of $60.20 on any of the Call Dates is not greater than the Initial Share Price of $86.00, the notes are not automatically called. Because the Final Share Price of $43.00 is less than the Initial Share Price of $86.00 and the Final Share Price is less than the Initial Share Price of $86.00 by more than the Protection Amount, you will receive the Physical Delivery Amount, or at our election, the Cash Value thereof, at maturity. Because the Final Share Price of the Reference Stock is $43.00, the total value of your final payment at maturity, whether in cash or shares of the Reference Stock, is $500.00.

Example 5: The highest closing price of the Reference Stock on any of the Call Dates is $68.80, the Final Share Price of $55.90 is less than the Initial Share Price of $86.00 but not by more than the Protection Amount and the closing price of the Reference Stock is not less than the Initial Share Price by more than the Protection Amount on any day during the Monitoring Period. Because the highest closing price of the Reference Stock of $68.80 on any of the Call Dates is not greater than the Initial Share Price of $86.00, the notes are not automatically called. Because the closing price of the Reference Stock is not less than the Initial Share Price of $86.00 by more than the Protection Amount on any day during the Monitoring Period, you will receive a payment at maturity of $1,000 per $1,000 principal amount note, even though the Final Share Price of $55.90 is less than the Initial Share Price of $86.00.

Regardless of the performance of the Reference Stock, you will receive interest payments, for each $1,000 principal amount note, in the aggregate amount of (1), if the notes are held to maturity, $100.00 over the term of the notes or (2) if the notes are automatically called: (i) $25.00 if called on the first Call Date from the issue date to but excluding the first Call Settlement Date, (ii) $50.00 if called on the second Call Date from the issue date to but excluding the second Call Settlement Date; (iii) $75.00 if called on the third Call Date from the issue date to but excluding the third Call Settlement Date or (iv) $100.00 if called on the final Call Date from the issue date to but excluding the final Call Settlement Date. If the notes are held to maturity, the actual number of shares of the Reference Stock, or the Cash Value thereof, you may receive at maturity and the actual Protection Amount applicable to your notes may be more or less than the amounts displayed in this hypothetical and will depend in part on the Initial Share Price. On the Pricing Date, the Initial Share Price was $85.58, the Protection Amount was $29.953 and the Physical Delivery Amount was 11.6850 shares of the Reference Stock, in each case subject to adjustments.

Supplemental Plan of Distribution (Conflicts of Interest)

We own, directly or indirectly, all of the outstanding equity securities of JPMS, the agent for this offering. The net proceeds received from the sale of the notes will be used, in part, by JPMS or one of its affiliates in connection with hedging our obligation under the notes. In accordance with FINRA Rule 5121, JPMS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

JPMorgan Structured Investments — Upside Auto Callable Reverse Exchangeable Notes Linked to the Common Stock of Whirlpool Corporation	PS-6